Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2024, relating to the financial statements and financial statement schedules of MDU Resources Group, Inc., and the effectiveness of MDU Resources Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MDU Resources Group, Inc. for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

February 23, 2024